UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 30th, 2013

Date of Report (Date of earliest event reported)

RED METAL RESOURCES LTD.

(Exact name of registrant as specified in its charter)

NEVADA	000-52055	20-2138504
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

195 Park Avenue Thunder Bay Ontario, Canada		P7B 1B9
(Address of principal executive offices)		(Zip Code)

1 (807) 345-5380

Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

____	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

____	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Minera Polymet Limitada, a Chilean subsidiary of Red Metal Resources Ltd., on April 30, 2013, granted Geoactiva SpA, a Chilean mining company, an option to purchase 100% of its Perth properties. For a description of the properties, see the option agreement filed as exhibit 10.1 to this 8-K.

To maintain the option and acquire the Perth properties, Geoactiva must pay Minera Polymet $1,000,000 US and incur exploration expenses over 48 months as set out in the following table.

Date	Option payments	Exploration expenditures
April 30, 2013 (paid)	$ 37,500
October 30, 2013	37,500
April 30, 2014	50,000	$ 500,000
October 30, 2014	50,000
April 30, 2015	100,000	1,000,000
October 30, 2015	100,000
April 30, 2016	125,000	1,000,000
October 30, 2016	250,000
April 30, 2017	250,000	1,000,000
	$1,000,000	$3,500,000

Geoactiva may elect to pay any amount not spent on exploration in cash to Minera Polymet by the dates set out in the foregoing table. The option agreement terminates if Geoactiva fails to make any of the payments in accordance with the terms of the option agreement. Geoactiva may exercise the option at any time during the term by paying whatever balance of the amounts described the table remains unpaid on the date of exercise.

If Geoactiva exercises the option and begins commercial production, Geoactiva will pay Minera Polymet a net smelter royalty equal to 1.5% of the proceeds realized from its sale of gold, copper and cobalt extracted from the Perth property. Geoactiva may purchase 100% of the NSR at any time by paying Minera Polymet $5 per inferred ounce of gold and $0.005 per inferred ounce of copper (as inferred mineral resource is defined in the CIM Definition Standards on Mineral Resources and Mineral Reserves). If Geoactiva acquires the NSR on sales of gold or copper or both, the NSR on cobalt sales terminates.

The foregoing description of the option does not purport to be complete and is qualified in its entirety by reference to the complete text of the option agreement attached as Exhibit 10.1. A copy of Red Metal’s news release is also attached as Exhibit 99.1.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS

Exhibit Number	Description of Exhibit
10.1	Unilateral Purchase Option Contract for Mining Properties: Minera Polymet Limitada to Geoactiva SpA, dated April 30, 2013 (English translation of text)
99.1	News Release dated May 2nd, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

RED METAL RESOURCES LTD.

Date: May 6, 2013	By:	/s/ Caitlin Jeffs

Name: Caitlin Jeffs
Title: Chief Executive Officer and President